Exhibit 99.1

Westwood Holdings Group, Inc. Reports Fourth Quarter and 2012 Results

Quarterly Revenues Increase 21% Year-over-Year;

Assets Under Management Increase to Record $14.2 Billion

DALLAS--(BUSINESS WIRE)--February 7, 2013--Westwood Holdings Group, Inc. (NYSE: WHG) today reported 2012 fourth quarter revenues of $20.6 million, a 21.4% increase compared to revenues of $17.0 million in the same period of 2011. Economic Earnings were $6.6 million in the fourth quarter of 2012 compared to $6.7 million for the last quarter of 2011. Economic Earnings per share (“Economic EPS”) were $0.89 in the fourth quarter of 2012 compared to $0.92 in the last quarter of 2011. Diluted earnings per share for the fourth quarter of 2012 were $0.49 compared to $0.57 in the same period in 2011. Net income in the fourth quarter of 2012 was $3.6 million compared to $4.1 million in the prior year period.

Westwood’s 2012 fourth quarter results include a pre-tax gain of $1.0 million related to the sale of 100,000 shares of Teton Advisors. Fourth quarter 2012 costs continued to reflect our significant up-front investment in Westwood International Advisors, Inc. (“WIA”), our Toronto-based subsidiary launched in mid-2012. WIA costs aggregated $3.0 million in the fourth quarter of 2012 while revenues totaled less than $2 million. Excluding WIA related items, fourth quarter Economic EPS and diluted earnings per share would have been $1.05 and $0.64, respectively.

Brian Casey, Westwood’s President & CEO, commented, “We are very pleased with our fourth quarter results which provided an excellent finish to a successful year for Westwood. WIA’s Emerging Markets and Global Equity strategies have experienced strong demand with assets under management now approaching $1 billion, and WIA has built a robust pipeline of prospective new customers. We are confident that WIA offers attractive investment opportunities and will drive significant long term growth for Westwood. We experienced significant cash inflows to our Income Opportunity strategy last year, and benefited from improved equity markets. Income Opportunity recently completed its 10 year track record finishing in the top decile of its peer group. Our strong financial position enables us to continue to make disciplined investments that enhance client service and grow our platform. At December 31, 2012 Westwood had over $63.7 million of cash and investments, with stockholders’ equity of $76.5 million and no debt.”

Aggregate assets under management reached a record $14.2 billion as of December 31, 2012, an increase of 8.3% compared to $13.1 billion as of December 31, 2011. The increase was primarily due to market appreciation and asset inflows from new and existing clients which were partially offset by withdrawals of assets by certain clients. Mutual fund assets, now comprising ten Westwood Funds, stood at $1.6 billion as of December 31, 2012, an increase of 24% compared to $1.3 billion as of December 31, 2011. As of December 31, 2012, WIA had total assets under management of $888 million.

For the 2012 full year, Westwood reported revenues of $77.5 million, an increase of 12.5% compared to 2011 revenues of $68.9 million. Our 2012 full year results include a pre-tax gain of $1.9 million related to the sale of 200,000 shares of Teton Advisors. Economic EPS for 2012 was $3.17 compared to $3.52 for 2011, while diluted earnings per share for 2012 were $1.65 compared to $2.04 for 2011.

Total expenses for the fourth quarter of 2012 were $14.8 million compared with $10.7 million in the same quarter of 2011, while Economic Expenses were $11.8 million compared with $8.2 million for the fourth quarter of 2011. Full year 2012 results include WIA related costs of $10.3 million while WIA contributed less than $2 million in revenue. WIA costs include one-time recruiting related fees of $1.4 million. Excluding WIA related items, full year 2012 Economic EPS and diluted earnings per share would have been $3.98 and $2.46 respectively.

Westwood’s Board of Directors declared a quarterly cash dividend of $0.40 per common share, payable on April 1, 2013 to stockholders of record on March 15, 2013.

Economic Earnings, Economic EPS, and Economic Expenses are non-GAAP performance measures and are explained and reconciled with the most comparable GAAP numbers in the attached tables.

Westwood will host a conference call to discuss 2012 results and other business updates at 4:30 p.m. Eastern time today. To join the conference call, dial 866-548-2699 (domestic) or 904-271-2009 (international). The conference call can also be accessed via our Investor Relations page at westwoodgroup.com and will be available for replay through February 14 by dialing 888-284-7564 (domestic) or 904-596-3174 (international) and entering passcode 2973091.

About Westwood

Westwood Holdings Group, Inc. provides investment management services to institutional investors, private wealth clients and financial intermediaries. Westwood manages a variety of investment strategies including U.S., Global, and Emerging Markets equities as well as income-oriented portfolios. Access to these strategies is available through separate accounts, commingled funds and the Westwood FundsTM family of mutual funds. Westwood has significant, broad-based employee ownership and trades on the New York Stock Exchange under the symbol "WHG." Based in Dallas, Westwood also has offices in Omaha and Toronto.

For more information on Westwood, please visit www.westwoodgroup.com.

For more information on the Westwood Funds, please visit www.westwoodfunds.com.

Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues among a few customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturns in the financial markets; new legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2011 and its quarterly report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011
REVENUES:
Advisory fees
Asset-based	$15,259	$13,212	$57,936	$54,246
Performance-based	-	-	1,251	991
Trust fees	4,026	3,156	14,969	13,453
Other revenues, net	1,339	625	3,339	219
Total revenues	20,624	16,993	77,495	68,909

EXPENSES:
Employee compensation and benefits	11,496	7,997	43,692	35,081
Sales and marketing	309	328	1,132	994
WHG mutual funds	377	267	1,153	790
Information technology	681	551	2,555	2,054
Professional services	739	543	4,420	2,981
General and administrative	1,163	1,030	4,517	3,900
Total expenses	14,765	10,716	57,469	45,800
Income before income taxes	5,859	6,277	20,026	23,109
Provision for income taxes	2,256	2,160	7,936	8,423
Net income	$3,603	$4,117	$12,090	$14,686
Other comprehensive income:
Available-for-sale investments:
Change in unrealized gain on investment securities	361	297	(40)	1,014
Less: reclassification adjustment for net gains included in earnings	(992)	-	(1,900)	-
Net change (net of income taxes of $(344), $174, $(1,058) and $560, respectively)	(631)	297	(1,940)	1,014
Foreign currency translation adjustments	(30)	-	30	-
Other comprehensive income	(661)	297	(1,910)	1,014
Total comprehensive income	$2,942	$4,414	$10,180	$15,700

Earnings per share:
Basic	$0.50	$0.59	$1.69	$2.11
Diluted	$0.49	$0.57	$1.65	$2.04

Weighted average shares outstanding:
Basic	7,166,020	6,950,779	7,145,701	6,970,382
Diluted	7,424,890	7,211,526	7,338,104	7,208,515

Economic Earnings	$6,627	$6,656	$23,231	$25,342
Economic EPS	$.89	$.92	$3.17	$3.52

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2012 and 2011
(in thousands, except par value and share amounts)

	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$3,817	$5,264
Accounts receivable	8,920	7,707
Investments, at fair value	59,906	54,868
Deferred income taxes	3,362	3,142
Other current assets	1,365	1,501
Total current assets	77,370	72,482
Goodwill	11,255	11,255
Deferred income taxes	1,696	-
Intangible assets, net	4,149	4,621
Property and equipment, net of accumulated depreciation of $1,747 and $1,647	2,145	2,239
Total assets	$96,615	$90,597

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,636	$1,674
Dividends payable	1,201	3,074
Compensation and benefits payable	14,537	12,677
Income taxes payable	1,438	85
Other current liabilities	14	13
Total current liabilities	18,826	17,523
Deferred income taxes	-	969
Deferred rent	1,238	1,348
Total long-term liabilities	1,238	2,317
Total liabilities	20,064	19,840
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 8,526,598 and outstanding 8,031,045 shares at December 31, 2012; issued 8,105,018 and outstanding 7,707,189 shares at December 31, 2011	85	81
Additional paid-in capital	88,483	76,969
Treasury stock, at cost – 495,553 shares at December 31, 2012; 397,829 shares at December 31, 2011	(18,502)	(14,706)
Accumulated other comprehensive income	30	1,940
Retained earnings	6,455	6,473
Total stockholders’ equity	76,551	70,757
Total liabilities and stockholders’ equity	$96,615	$90,597

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,090	$14,686
Adjustments to reconcile net income to net cash provided by operating activities, net of business combinations:
Depreciation	349	264
Amortization of intangible assets	472	498
Fair value adjustment of deferred acquisition liabilities	-	(31)
Gain on sale of available for sale investment	(1,900)	-
Unrealized losses (gains) on investments	(344)	291
Loss on disposal of property	1	20
Restricted stock amortization	10,515	9,969
Deferred income taxes	(1,817)	(93)
Excess tax benefits from stock based compensation	(676)	(805)
Net purchases of investments – trading securities	(7,692)	(10,285)
Changes in operating assets and liabilities:
Accounts receivable	(1,208)	(359)
Other current assets	61	(755)
Accounts payable and accrued liabilities	(39)	381
Compensation and benefits payable	1,846	3,308
Income taxes payable and prepaid taxes	2,147	989
Other liabilities	(25)	470
Net cash provided by operating activities	13,780	18,548

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of available for sale investments	1,900	-
Cash paid for business combination, net of cash acquired	-	(816)
Purchases of property and equipment	(264)	(1,431)
Sale of property and equipment	-	3
Net cash provided by (used in) investing activities	1,636	(2,244)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchases of treasury stock	(3,796)	(5,957)
Excess tax benefits from stock based compensation	676	805
Proceeds from exercise of stock options	210	286
Cash dividends	(13,981)	(7,918)
Net cash used in financing activities	(16,891)	(12,784)

EFFECT OF CURRENCY RATE CHANGES ON CASH	28	-

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,447)	3,520
Cash and cash equivalents, beginning of year	5,264	1,744
Cash and cash equivalents, end of year	$3,817	$5,264

Supplemental cash flow information:
Cash paid during the year for income taxes	$7,600	$7,502

Reconciliation of Net Income to Economic Earnings and Total Expenses to Economic Expenses
(in thousands, except per share data and share amounts)
(unaudited)

	Three Months Ended
	December 31%
	2012	2011	Change
Net Income	$3,603	$4,117	(12)%
Add: Restricted stock expense	2,880	2,367	22
Add: Intangible amortization	106	125	(15)
Add: Tax benefit from goodwill amortization	38	47	(19)
Economic earnings	$6,627	$6,656	-

Diluted weighted average shares	7,424,890	7,211,526	3
Economic EPS	$0.89	$0.92	(3)

Total expenses	$14,765	$10,716	38
Less: Restricted stock expense	(2,880)	(2,367)	22
Less: Intangible amortization	(106)	(125)	(15)
Economic Expenses	$11,779	$8,224	43%

	Year Ended
	December 31%
	2012	2011	Change
Net Income	$12,090	$14,686	(18)%
Add: Restricted stock expense	10,515	9,969	5
Add: Intangible amortization	472	498	(5)
Add: Tax benefit from goodwill amortization	154	189	(19)
Economic earnings	$23,231	$25,342	(8)

Diluted weighted average shares	7,338,104	7,208,515	2
Economic EPS	$3.17	$3.52	(10)

Total expenses	$57,469	$45,800	25
Less: Restricted stock expense	(10,515)	(9,969)	5
Less: Intangible amortization	(472)	(498)	(5)
Economic Expenses	$46,482	$35,333	32%

As supplemental information, we are providing non-GAAP performance measures that we refer to as Economic Earnings, Economic Earnings per share (or Economic EPS), and Economic Expenses. We provide these measures in addition to, not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management reviews Economic Earnings, Economic EPS and Economic Expenses to evaluate Westwood’s ongoing performance allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors when evaluating Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define Economic Earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets and deferred taxes related to goodwill. We define Economic Expenses as total expenses less non-cash equity-based compensation expense and amortization of intangible assets. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating Economic Earnings or deduct it when calculating Economic Expenses because depreciation charges represent an allocation of the decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust Economic Earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Economic EPS represents Economic Earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Mark A. Wallace, 214-756-6900